Cimetrix Incorporated
August 31, 1998
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                                                  August 31, 1998






Cimetrix Incorporated
6979 South High Tech Drive
Salt Lake City, Utah 84047-3757

         Re:      Form S-3 Registration Statement

Ladies and Gentlemen:

         We have acted as your counsel in connection with the registration on a Form S-3 Registration Statement (the "Registration Statement") of (i) an
aggregate of 829,000 shares of common stock, $.0001 par value (the "Common Stock") issuable upon the exercise of 3,316 Warrants (the "Warrants") which were issued in connection with the Company's offering of 10% Senior Notes due 2002 (the "Senior Notes"); (ii) an aggregate of 2,000,000 shares of Common Stock issuable upon the exercise of 2,000,000 stock options (the "Options") which have been authorized under the Company's 1998 Stock Option Plan; (iii) an aggregate of 500,000 shares of Common Stock issuable upon the proposed exchange of securities with holders of Senior Notes in which the Company will issue up to 500,000 shares of Common Stock to the holders of Senior Notes at an exchange rate to be determined by the Company's Board of Directors; (iv) an aggregate of 5,600,000 shares of Common Stock issuable for resale pursuant to certain registration rights granted by the Company to certain shareholders, of which 3,000,000 shares are held by Overseas Holdings Limited Partnership, 2,400,000 shares are held by The Paul A. Bilzerian and Terri L. Steffen 1994 Irrevocable Trust for the Benefit of Adam J. Bilzerian and Dan B. Bilzerian, 100,000 shares are held by Lowell K. Anderson, and 100,000 shares are held by Lane Harrison; and (v) an aggregate of 180,722 shares of Common Stock issuable for resale to Xuguang Wang, a former employee of the Company and his wife pursuant to the terms of a Purchase and Sale Agreement.

         In such connection, we have examined certain corporate records and proceedings of the Company, including the proceedings taken in connection with the authorization and issuance of the securities described above (hereinafter collectively referred to as the "Securities") and such other investigation as we deemed necessary. Based upon the foregoing, we are of the opinion that when


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Cimetrix Incorporated
August 31, 1998
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sold or registered as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

         We hereby consent to being named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as issuer's counsel and the attorneys who will pass upon legal matters in connection with the issuance or registration of the Securities, and to the filing of this opinion as an Exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Mackey Price & Williams

                                                   Mackey Price & Williams



















LTR-831M.CMT